Exhibit 99

Infrastructure Developments Announces Forward Split of its Common Stock

HERNDON, VA, June 11, 2010 -- Infrastructure Developments Corp. (OTCBB: IDVC) today announced a 6 for 1 forward split of its common stock. The forward split will be effective today, meaning that IDVC will begin trading on a split-adjusted basis. As a result of the forward split, shareholders will receive six shares of Infrastucture’s common stock for every one share owned. The total market value of a shareholder's investment will not be affected by the split.

“We decided to split the shares in an effort to create liquidity in our stock and make our stock more attractive to a broader range of investors,” said Thomas R. Morgan, Infrastructure’s CEO, “and we are confident that this action will provide strength to the market and a benefit to our shareholders.”

Infrastructure’s stock symbol for a period of 20 business days beginning on June 11, 2010 will be “IDVCD.” On July 9, 2010, Infrastructure’s stock symbol will revert to “IDVC.”

The forward split will be “payable upon surrender” of outstanding common stock. Shareholders do not need to do anything at this time. For shareholders holding their shares with brokers, the Depository Trust Company has been notified of the split and will adjust each shareholder's position automatically. For shareholders holding their shares in certificate form, the split is payable when their certificates are returned to Infrastructure’ transfer agent, Wall  Stree Transfer Agents Inc (www.wallstreettransfer.com).

About Infrastructure Developments Corp.:

Headquartered outside of Washington D.C., Infrastructure provides engineering and construction services through its subsidiary Intelspec International, Inc. The company aims to fill an underserved niche in the global project management spectrum, targeting specialized projects and subcontracts that are too small to attract the attention of the giant multinational firms but which still require world class engineering expertise. Infrastructure focuses primarily on small to mid-sized US government contracts and subcontracts in the $1 million to $10 million range. The company currently maintains its corporate web site at .

Forward-Looking Statements:

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including our ability to procure design and management projects, competitive market conditions, the successful integration of acquisitions, and prospects for securing additional sources of financing as required. The actual results that Infrastructure may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Infrastructure encourages the public to read the information provided here in conjunction with its most recent filings on Form 8-K, Form 10-Q and Form 10-K. Infrastructure's public filings may be viewed at .

Contact:

Infrastructure Developments Corp.
Thomas Morgan, CEO
(703) 574-3211

trmorgan@intelspec.com

www.intelspec.com

Wall Street Transfer Agents Inc.
Leighton Dean
(604) 465-7475

ldean@wallstreettransfer.com

wallstreettransfer.com

Morningstar Corporate Communications
Chris Dove, President
(888) 876-9995

info@mscorpcommunications.com

www.mscorpcommunications.com

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